Exhibit 99.1

[Letterhead of Morris Publishing Group LLC]

CONTACT:	FOR IMMEDIATE RELEASE
Craig S. Mitchell	July 16, 2004
Senior Vice President,
Finance and Treasurer
706-823-3236
craig.mitchell@morris.com

MORRIS PUBLISHING GROUP AMENDS SENIOR CREDIT FACILITIES

AUGUSTA, Ga. — Morris Publishing Group announced today that it amended the terms of its existing $400 million senior credit facilities. Morris has replaced its $225 million Tranche B Term Loans with $100 million of new Tranche A Term Loans and $150 million of Tranche C Term Loans. Morris also reduced its Revolving Credit Commitments from $175 million to $150 million. Currently, no amounts are outstanding on the Revolving Credit Commitments. The immediate impact of the amendment is to reduce interest rates by 0.75% on the Tranche A Term Loans and 0.50% on the Tranche C Term Loans, below the current rate on the Tranche B Term Loans.

Morris Publishing Group publishes 26 daily, 12 nondaily and 23 free community newspapers in the United States.